POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, RIVERNORTH FUNDS, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the "Trust"), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the undersigned hereby constitutes and appoints DONALD S. MENDELSOHN and JOANN M. STRASSER, its attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file Post-Effective Amendment No. 4 to the Trust's Registration Statement, and any subsequent Amendment or Amendments to such Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the Trust has caused its name to be subscribed hereto by the Treasurer this 23rd day of November, 2009.

RIVERNORTH FUNDS

By: ____________________
Jonathan Mohrhardt, Treasurer

STATE OF ILLINOIS)
) ss:
COUNTY OF COOK)

Before me, a Notary Public, in and for said county and state, personally appeared Jonathan Mohrhardt Treasurer, who represented that he is duly authorized in the premises, and who are known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 23rd day of November, 2009.

____
Notary Public

OFFICIAL SEAL
MELISSA BRAUN
Notary Public - State of Illinois
My Commission Expires May 30, 2011